EXHIBIT 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 880-6500

Enterprise Sells $500 Million of Senior Notes

Houston, Texas (February 15, 2005) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) announced that its operating subsidiary, Enterprise Products Operating L.P. (the “Operating Partnership”), has priced the private placement of $250 million of 10-year senior unsecured notes and $250 million of 30-year senior unsecured notes. A portion of the net proceeds from the sale of the notes will be used to refinance the Operating Partnership’s outstanding $350 million of 8.25 percent Senior Notes due March 15, 2005. The remaining proceeds will be used for general partnership purposes, including the temporary repayment of indebtedness outstanding under its multi-year revolving credit facility.

The 10-year notes will be issued at 99.379 percent of their principal amount and will have a fixed-rate interest coupon of 5.00 percent and a maturity date of March 1, 2015. The 30-year notes will be issued at 98.691 percent of their principal amount and will have a fixed-rate interest coupon of 5.75 percent and will mature on March 1, 2035. The settlement date is March 2, 2005 for both series of notes.

Enterprise will guarantee the notes through an unsecured and unsubordinated guarantee. These notes, which include registration rights, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value of more than $14 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, natural gas liquids (NGLs) and crude oil. Enterprise transports natural gas, NGLs and crude oil through 31,000 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL and propylene fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of the combined company’s debt level on its future financial and operating flexibility;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities;

•	the failure to successfully integrate our operations with those of GulfTerra Energy Partners, L.P. or any other companies we acquire; and

•	the failure to realize the anticipated cost savings, synergies and other benefits of the merger with GulfTerra.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

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